EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360

October 31, 2008
Cincinnati, Ohio	CONTACT:	Thomas H. Siemers
President and CEO
(513) 469-5352
For Immediate Release
First Franklin Corporation (FFHS) Reports
Third Quarter Earnings
CINCINNATI, Ohio, October 31, 2008- First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced a net loss of $39,000 ($0.02 per basic share) for the third quarter of 2008 and a loss of $809,000 ($0.48 per basic share) for the nine months ended September 30, 2008. This compares to net income of $104,000 ($0.06 per basic share) for the third quarter of 2007 and $367,000 ($0.22 per basic share) for the nine months ended September 30, 2007.
“Weakness in the financial and credit markets and deteriorating values in residential and commercial real estate continued during the third quarter,” said First Franklin Corporation President and CEO Tom Siemers. “As a community bank, our emphasis is on local lending for homes and small business properties. We are conservative, but we are not immune to the general conditions of the economy. We will continue to be diligent in our efforts to review loans on our books and take the prudent and necessary steps to establish reserves or charge them off, as appropriate.”
During the second quarter of 2008, Franklin Savings, a subsidiary, established loss reserves of approximately $1.36 million on 20 loans and certain real estate owned in its portfolio with a combined book value of approximately $3.29 million. During the third quarter, Franklin added $60,000 to its loan loss reserves and recorded $111,000 in losses on foreclosed properties that it acquired. Additionally, the bank experienced $115,000 in expenses related to the data security breach that Franklin customers were notified of during the third quarter.
Franklin Savings offers professional, friendly, full service banking from eight locations in Greater Cincinnati. For 125 years, we have been helping local families by offering a variety of lending programs and deposit accounts. Parent company, First Franklin Corporation common stock is traded on the Nasdaq Global Market under the symbol “FFHS”.